                    SAMUEL J. PALMISANO ELECTED IBM CHAIRMAN

         ARMONK, N.Y., October 29, 2002 . . . The IBM board of directors today elected Samuel J. Palmisano chairman of the board, effective January 1, 2003. Mr. Palmisano will succeed Louis V. Gerstner, Jr., who will retire from the company and from the IBM board of directors at the end of this year.

         Mr. Palmisano, 51, is currently IBM's president and chief executive officer. He succeeded Mr. Gerstner as CEO of IBM in March 2002. He served previously as IBM's president and chief operating officer, after holding senior leadership positions in virtually all of IBM's operating units. He became a director of IBM in July 2000. As of January 1, 2003, Mr. Palmisano's title will be IBM chairman, president and chief executive officer.

         Since becoming CEO, Mr. Palmisano has led major initiatives to position the company for profitable growth and industry leadership. Among the key initiatives are: the acquisition of PricewaterhouseCoopers Consulting and several software companies, the pending sale of the hard disk drive business, a major realignment of the microelectronics unit, and the outsourcing of desktop PC manufacturing.

         A graduate of The Johns Hopkins University, Mr. Palmisano joined IBM in 1973 as a sales representative in Baltimore, Maryland.

         Mr. Gerstner, 60, led IBM through one of the most dramatic turnarounds in business history. Under his stewardship, IBM reclaimed its reputation as a technology leader and the industry's premier provider of integrated solutions. The company coined the term e-business and played a leadership role in defining the impact of networking technologies on business and society. In addition, IBM built its services business while gaining market share in servers, software, storage and microelectronics. IBM has received more U.S. patents than any other company for nine consecutive years.

                                     # # #